Exhibit 4.18

Coal Purchase and Sale Contract

Seller: Liulin Zhongxin Solid Waste Recycling Co., Ltd.	Contract No.: JH-ZX20181109

Buyer: Liulin Junhao Coal Coke Trading Co., Ltd.	Signed at:-

This contract is hereby concluded through mutual agreement between Party A and Party B. It is made in duplicate, with one copy for each party. After supply, this contract shall become automatically invalidated.

1. Name, Specification, Quantity and Unit Price of Goods

Product Name	Settlement Method	Qty (tons)	Unit Price (incl. of tax)	Total Amount (RMB)	Remarks
Floating essence	spot exchange	10000.00	RMB 690/ton	6900000.00

2. Quality standards: ash ≤ 16, sulfur ≤ 1, volatilization ≤ 20, Y value ≤ 20, bond ≥ 80, moisture ≤ 12%.

3. Price and payment method: RMB 6900000.00 totaled including RMB 5948275.86 exl. of VAT and RMB 951724.14 VAT, to be prepaid by the Buyer.

4. Delivery method: road transport at the cost of the Buyer.

5. Acceptance criteria:

5.1. Quantity acceptance: as measured by the Seller.

5.2. Quality acceptance: as tested by the Seller. Should there be any difference between the Buyer and the Seller, samples may be sent to a third-party laboratory for testing.

6. Entry into force: This contract shall become effective when signed and sealed by both parties. Any dispute arising shall be resolved through friendly negotiation or, failing that, referred to the people's court of jurisdiction where this contract is signed.

7. The Buyer shall pay the contract price as agreed or it will be deemed that this contract has been terminated.

Seller: Liulin Zhongxin Solid Waste Recycling Co., Ltd.

Buyer: Liulin Junhao Coal Coke Trading Co., Ltd.

Company name (seal)

Domicile: Bandi Village, Jinjiazhuang Township, Liulin County, Lvliang

Legal representative: Guo Xiangyang

Authorized representative:

Tel.:

Bank name: -

Account No.: -

Emitted: Thursday, September 06, 2018	1